Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 1st day of November, 2007, effective as of the date set forth in paragraph 2.1 below, and is by and between FOREFRONT GROUP, INC., a Florida corporation (the “Company”), and J. STAN HARRIS (hereinafter called the “Executive”).

RECITALS

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

The Executive is willing to make his services available to the Company on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Terms. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Chief Executive Officer (“CEO”) of the Company. The Executive shall diligently perform all services as may be assigned to him by the Board of Directors (the “Board”) of the Company, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall have the duties and responsibilities usually incident to the position and role of chief executive officer in companies that comparable in size, character and performance to the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive shall render such services at the Company’s location in the greater Nashville, Tennessee area. The Executive shall relocate to the Company’s location in the greater Nashville, Tennessee area on or prior to April 30, 2009. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments or (iv) serve as an advisor to Thomas J. Moran or his interests, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2. Term.

2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the date hereof (the “Commencement Date”) and shall expire on the four (4) year anniversary of the Commencement Date, unless sooner terminated in accordance with Section 6 hereof (the “Initial Term”).

2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment shall automatically renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least 30 calendar days prior to the Expiration Date of its or his election not to renew the Term of Employment.

2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment,” and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $318,600.00 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be increased, at least annually, by a minimum amount of 3% of the then current Base Salary amount.

3.2 Bonuses. During the Term of Employment, the Executive shall be eligible to receive bonuses pursuant to any management bonus program of the Company then in effect in such amounts and at such times as the Board shall determine in its sole discretion pursuant to the terms of the program. The amount of any such bonus, assuming the Executive’s achievement of applicable milestones, shall be based primarily upon the overall performance of the Company. In the initial two years of this Agreement, the bonus criteria milestones will include exceeding the financial results in the proposed operating budget by increasing top line revenue and reducing the operating losses as projected. Subject to the approval of the Board, the bonus potential for the Executive shall be an amount up to 100% of the Base Salary. If at any time during the Term of Employment the Executive is terminated without cause or as a result of disability of the Executive pursuant to the terms hereof or in the event of the death of the Executive, then the Executive (or his personal representative as the case may be) shall be entitled to receive a pro-rata portion of the bonus, if any, which accrued during the applicable year in which said termination occurs.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. The foregoing expense reimbursement shall cover, among other things, the cost of Executive’s cellular telephone / PDA device use in connection with his Employment hereunder.

4.2 Travel Expenses. During the Term of Employment and subject to the provisions of Section 4.1, the Executive shall be entitled to reimbursement for reasonable travel expenses incurred by the Executive while traveling to and from the Company’s facilities as required under Section 1.2 hereof. In addition, during the period beginning on the Commencement Date and through the earlier of (i) April 30, 2009; or (ii) the date on which the Executive’s relocation to the Nashville, Tennessee area is completed, the Executive shall be entitled to reimbursement, in accordance with the provisions of this Section 4.2, for one round trip flight per week between the Company’s facilities and the Executive’s current home in Baton Rouge, Louisiana and for reasonable lodging and meal expenses incurred during such period.

4.3 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, disability and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives and/or key employees, subject to the general eligibility and participation provisions set forth in such plans.

4.4 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. In addition, the Company shall provide the Executive with a laptop computer for use in connection with his Employment hereunder.

4.5 Stock Options. As of the Commencement Date, the Company shall have authorized 40,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) of which (i) 20,000,000 shares shall be issued and outstanding and (ii) 3,529,412 shares shall be reserved for issuance under the Stock Option Plan (as defined below). Within 60 days of the Commencement Date, the Executive shall be granted 1,764,706 options (the “Stock Options”) to purchase Common Stock of the Company at a price of approximately $0.50 per share under (and therefore subject to all terms and conditions of) the Company’s stock option plan to be established on or about the Commencement Date (the “Stock Option Plan”). The amount of shares of Common Stock underlying options issued pursuant to the Stock Option Plan shall constitute approximately 15% of the Company’s outstanding Common Stock. The Executive shall be entitled to up to 50% of the amount of Stock Options available under the Stock Option Plan. Such percentage shall not be subject to dilution as a result of the proposed financing transaction between the Company and Stanford Venture Capital Holdings, Inc. (“Stanford”) to be closed on or about the Commencement Date. Such Stock Options shall vest one-third per year commencing on the first anniversary of the Commencement Date. The exercise price of the Stock Options shall be based on an approximate valuation of $10,000,000 of the Company as of the Commencement Date.

4.6 Relocation Allowance. The Executive shall be entitled to receive an allowance of up to $50,000 in connection with his and his family’s relocation from Baton Rouge, Louisiana to the Nashville, Tennessee area for reasonable moving expenses related to packing and delivery of furniture and other household belongings to Tennessee, realtor fees and closing costs associated with the Executive’s purchase of a new home and other miscellaneous expenses associated with his relocation. All other expenses associated with the Executive’s relocation not described above shall be the sole responsibility of the Executive. The Executive shall account to the Company in writing for all such relocation expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.7 Vacation. The Executive shall have up to four (4) weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year shall be forfeited and shall not be carried forward into any succeeding calendar year, and the Executive shall not be entitled to compensation therefor.

5. Representations and Warranties of Executive. The Executive represents and warrants to the Company as follows:

5.1 Authority. Executive has the full right to enter into this Agreement and perform all duties hereunder, and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder. Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

5.2 No Default; No Order. Executive’s performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound. Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

5.3 Information Furnished. All information furnished by Executive to the Company is to the best of Executive’s knowledge, true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

5.4 Review of Agreement. Executive declares that he has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly and without coercion.

6. Termination.

6.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) calendar days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) indictment or other formal charge by any governmental authority of a felony or any other crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Executive’s duties hereunder, which is not cured within fifteen (15) calendar days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive (together with legal counsel of his choice) shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 6.1, the Company shall only be obligated to pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination), subject, however, to the provisions of Section 4.1.

6.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 6.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Executive any bonus due under Section 3.2, above. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

6.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death and any bonus due under Section 3.2, above. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death), subject, however to the provisions of Section 4.1.

6.4 Termination Without Cause.

(a) At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive.

(b) Upon any termination pursuant to this Section 6.4 (that is not a termination under any of Sections 6.1, 6.2, 6.3, or 6.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period of twelve (12) months from notice of termination hereunder payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (the “Continuation Period”), (iii) provide the Executive reimbursement for COBRA continuation coverage premiums paid by the Executive for the Company’s medical benefit programs through the end of the Continuation Period (the amounts in (i), (ii) and (iii) are collectively referred to herein as the “Severance Pay”); provided, however, that notwithstanding the foregoing, the Company’s obligation to make any payments, or cause any payments to be made, under this Section, shall be conditioned upon the Executive’s execution, and non-revocation, of a written separation agreement (the “Separation Agreement”), with terms and conditions that are reasonably acceptable to the Company, and which shall include (but not be limited to) a general release of any and all claims against the Company and its affiliates, including all claims arising out of the Executive’s employment with the Company and the termination of that employment, and, provided further, that all payments of Severance Pay shall be made in accordance with the Company’s regular payroll practices, and at regular payroll intervals, except the first payment(s), which may be delayed until execution of the Separation Agreement, and expiration of any revocation period provided by the Separation Agreement; and finally provided, in the event Executive materially breaches any provision of Article 7 of this Agreement, without limitation of any of its other remedies for such breach of this Agreement, the Company shall be entitled to stop paying Severance Pay to the Executive.

(c) The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

(d) For all purposes under this Agreement, the failure by Company to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall not be treated as if the Company terminated this Agreement pursuant to this Section 6.4.

(e) The Severance Pay offered under this Section shall be in lieu of any other severance obligation of the Company under any written Company severance plan or written corporate policy making severance commitments to employees, to the extent that any such plan or policy is otherwise applicable to the Executive’s severance.

6.5 Termination by Executive.

(a) The Executive shall at all times have the right, upon 30 calendar days written notice to the Company, to terminate the Term of Employment.

(b) Upon termination of the Term of Employment pursuant to this Section 6.5, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1). For all purposes under this Agreement, the failure by Executive to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Executive terminated this Agreement pursuant to this Section 6.5, except that the Executive shall not be entitled to any Base Salary in excess of that which is due through the last day of Executive’s employment hereunder.

6.6 Change in Control.

(a) In the event that a Change in Control (as defined in paragraph (b) of this Section 6.6) of the Company shall occur during the Term of Employment, the Executive shall have the option to resign, within three (3) months of the date of the Change in Control, from his position with the Company at which time the Executive shall be entitled to receive the Severance Pay, subject to the provisions of Section 6.4(b), above). Further, upon the Change in Control, the Executive’s Stock Options shall immediately vest. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(b) For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned). Notwithstanding the foregoing, any transaction described in this Section 6.6(b) which results in Stanford, or any of its affiliates or related entities, owning more than 50% of the then outstanding voting securities of the post-transaction company shall not be deemed a “Change in Control” hereunder and shall not trigger the rights and benefits described in Section 6.6(a), above.

6.7 Resignation. Upon any notice or termination of employment pursuant to this Article 6, the Executive shall automatically and without further action be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

6.8 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Restrictive Covenants.

7.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Executive’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Executive’s employment); provided that such provision shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

7.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

7.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

7.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

7.6 Covenant of Duty of Loyalty. The Executive agrees that during the time that the Executive is working for the Company, the Executive will owe the Company a duty of loyalty, and that as part of this duty of loyalty, the Executive shall not engage in any form of business activity representing competition with the Company. Similarly, the Executive, while employed by the Company, shall not appropriate for the Executive’s own use any business opportunity for the Company, or otherwise engage in conduct where the Executive’s own business interests are developed instead of the Company’s business interests.

7.7 Definition of Company. Solely for purposes of this Article 7 and Article 8, the term “Company” also shall include existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

7.8 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 7 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Executive further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The existence of any claim of the Executive against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Article 7 covenants. The Executive acknowledges that the Company’s willingness to provide the Executive with initial or continued employment is sufficient consideration for all of the following covenants.

7.9 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

7.10 Extension of Time. If the Executive shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

7.11 Survival. The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

8. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

11. Submission to Jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state or federal court sitting in Davidson County, Tennessee. The parties expressly submit to the jurisdiction of those courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law; provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

14. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

15. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

16. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

18. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Forefront Group, Inc.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Chief Executive Officer

EXECUTIVE:

/s/ J. Stan Harris
J. Stan Harris